Exhibit 23.1

[STONEFIELD JOSEPHSON, Inc. Letterhead]


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
BIONOVO BIOPHARMACEUTICALS, INC.
(FORMERLY BIONOVO, INC)
Emeryville, CA


We consent to the inclusion in this Registration Statement on Form SB-2/A of our Report of Independent Registered Public Accounting Firm dual dated April 8,
2005 and June 28, 2005 on our audits of the financial statements of BIONOVO BIOPHARMACEUTICALS, INC. (formerly BIONOVO, INC.) for the years ended December 31, 2004 and 2003. The Registration Statement is to be filed with the commission on approximately October 7, 2005.

We also consent of the reference to us as experts in matters of accounting and auditing in this registration statement.


/s/ Stonefield Josephson, Inc.


CERTIFIED PUBLIC ACCOUNTANTS

San Francisco, California
October 7, 2005